ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           Shuttle data systems Corp.,

                     d/b/a ADIA INFORMATION MANAGEMENT CORP.

                               STEVEN HEINTZ, JR.

                           NETSMART TECHNOLOGIES, INC.

                                       AND

                           Creative socio-medics CORP.


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                            ASSET PURCHASE AGREEMENT

    This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June___, 2003, by and among Netsmart Technologies, Inc., a Delaware corporation (the "Parent"), Creative Socio-Medics Corp., a Delaware corporation (the "Purchaser"), Shuttle Data Systems Corp., a Michigan corporation, d/b/a Adia Information Management Corp. (the "Seller"), and Steven Heintz, Jr. ("Heintz"), President and majority shareholder of the Seller. The Purchaser, the Parent, the Seller and Heintz are referred as the "Parties". Unless otherwise indicated, capitalized terms used but not defined are defined in Paragraph 10.1.

    WHEREAS, a division of Seller (the "Division") is engaged in the business of operating an internet-based service network which provides the Users with access to the CareNet software network and other public health software (the "Business");

    WHEREAS, the Purchaser is a wholly owned subsidiary of Parent;

    WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of Seller's assets used in connection with the Division and the Business, on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

    1.1.  Purchase and Sale of the Assets.  On the Closing  Date  (defined in
Section 2.1 below), Seller shall transfer, sell and assign to Purchaser, and Purchaser shall purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, the specific assets used by the Division in connection with or related to the Business, whether known or unknown, tangible or intangible, real or personal, wherever situated, owned by Seller or in which Seller has any right, title or interest (all such assets and properties are collectively referred to in this Agreement as the "Purchased Assets"), other than the Excluded Assets (defined in Section 1.2 below), free and clear of all Encumbrances other than the Liens (defined below) and Permitted Encumbrances. The Purchased Assets include, without limitation, the following:

         (a) All patents, patent applications, trademarks, trademark applications and registrations, trade names, service marks, service names, copyrights, copyright applications and registrations, commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, know-how, confidential information and other proprietary property rights and interests used in connection with the operation of or related to the Business owned, developed and licensed by Seller or used by the Division to service the Users, and the name "CareNet" and any derivation of such name (the "Division's Intellectual Property"). A complete list of the Division's Intellectual Property is set forth on the attached Schedule 1.1(a);

    (b) All agreements entered into by Seller under which Seller has agreed to (i) provide access to the CareNet system software via its internet-based network (the "CareNet Network"); (ii) maintain and support the Division's Intellectual Property; and (iii) provide telephone assistance to the users of the CareNet Network (items (i)-(iii) are collectively referred to as the "Service Agreements"). A complete list of the Service Agreements is set forth on the attached Schedule 1.1(b);

             (c)      [Intentionally Omitted];

             (d)      The public health  contracts  listed on the attached
Schedule 1.1(d) (the "Public Health Contracts," and together with the Service Agreements, the "Assumed Contracts");

             (e) The computer servers and other equipment listed on the attached Schedule 1.1(e) (the "Equipment");

             (f) All tangible and intangible assets of the Division and, to the extent used exclusively with respect to the Purchased Assets, all apparatus, computers, tapes and the Division's other tangible forms of media, electronic data processing equipment, fixtures, machinery, and equipment, including without limitation those listed on Schedule 1.1(f)
(the "Other Assets");

             (g)      The goodwill associated with the Business; and

             (h) All third party warranties and claims under warranties relating to the Business or the Purchased Assets.

    1.2. Excluded Assets. The Purchased Assets are the only assets, properties and rights being conveyed to Purchaser. Seller is not selling and Purchaser is not purchasing any assets of Seller, or the Division, other than the Purchased Assets (collectively, the "Excluded Assets").

    1.3. Assumed Liabilities. On the Closing Date, Purchaser shall assume and agree to discharge or perform all liabilities, obligations and commitments of the Seller arising under the Assumed Contracts to the extent arising, or resulting from events or conditions occurring after the Closing Date (collectively, the "Assumed Liabilities").

    1.4. Excluded Liabilities. On the Closing Date, Purchaser shall not become liable for any and all debts, liabilities or obligations of Seller, regardless of their type or nature, whether related to or incurred in connection with the Division, the Business or otherwise, other than the Assumed Liabilities (collectively, the "Excluded Liabilities").

    1.5. Transfer of User Assets and Assumed Contracts. At the Closing, Seller shall use its commercially reasonable best efforts to transfer to the care, custody and control of Purchaser all of the User Assets as set forth on Schedule
1.5. To the extent that at the Closing Seller does not deliver the requisite consent and approval of any owner of a User Asset or counterparty under any Assumed Contract, Seller further agrees to use its commercially reasonable best efforts to obtain the consent and approval of the respective owners of the User Assets or counterparty under any Assumed Contract to the transfer.

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

    If such consent is not obtained with respect to any such Assumed Contract, then Seller and Purchaser shall cooperate in an arrangement reasonably satisfactory to Purchaser under which Purchaser would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Purchaser all monies received by Seller under any User Asset or any claim, right or benefit arising thereunder not transferred to Purchaser in accordance with the terms hereof.

    1.6. The Purchase Price. For and in consideration of the Purchased Assets, the representations, warranties, covenants and other agreements of Seller contained in this Agreement, at the Closing Purchaser shall:

         (a) Make a cash payment to Seller in the amount of $900,000.00 less the Pre-Billed Amount; (the "Cash Payment");

         (b) Deliver a promissory note to Seller in the original principal amount of $500,000.00 (the "Note"), in substantially the form attached to this Agreement as Exhibit A;

         (c) Cause Parent to issue 100,000 shares of its common stock (the "Shares") to Seller. The issuance of the Shares shall not be registered under any state or federal securities laws and shall be subject to a Registration Rights and Restriction Agreement between Seller and Parent pursuant to which Parent will agree to provide Seller with certain registration rights with respect to the Shares and Seller will accept certain conditions with respect to the Sale of the Shares (the "Registration Rights Agreement"), in substantially the form attached to this Agreement as Exhibit B. (The payments and deliveries contained in Sections 1.6(a)-(c) are collectively referred to as the "Purchase Price").

    1.7. Purchase Price Allocation. The aggregate consideration paid by Purchaser to Seller pursuant to this Agreement shall be allocated among the Purchased Assets and the Non-Compete, including any intangible assets, as Seller and Purchaser shall agree upon in writing prior to or at Closing. The allocation of such aggregate consideration will be bargained and negotiated for, and each party agrees to report the transactions contemplated by this Agreement for federal income tax and all other Tax purposes (including, but not limited to, for purposes of Section 1060 of the Code) in a manner consistent with the agreed upon allocation and in accordance with all applicable rules and regulations, and to take no position inconsistent with such allocation in any administrative or judicial examination or other proceeding. Each of Purchaser and Seller shall timely file the appropriate forms in accordance with the requirements of Section 1060 of the Code.

                                   ARTICLE II
                                   THE CLOSING

    2.1. The Closing. The closing of the transaction contemplated hereby (the "Closing") shall take place at the offices of Parent at 146 Nassau Avenue, Islip, New York, 11751, or at such other place as may be mutually agreeable to each of the Parties, concurrently with the execution of this Agreement (the "Closing Date"). The Closing shall be effective as of 12:01 a.m. on the day immediately following the Closing Date.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE SELLER AND HEINTZ

    The Seller and Heintz hereby, jointly and severally, represent and warrant to the Purchaser and to the Parent as of the date of this Agreement as follows:

         3.1. Corporate Status. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Seller has full corporate power and authority to carry on the Business as such business is now being conducted and to own the properties and assets it now owns.

         3.2. Authorization, etc. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents, instruments, exhibits, schedules, and certificates of Seller contemplated hereby (the "Other Seller Documents"), to perform fully its obligations under this Agreement and the other Seller Agreements, and to consummate the transactions contemplated hereby and thereby. The Board of Directors and, if necessary, the shareholders, of Seller have taken all action required to authorize the execution and delivery of this Agreement and the Other Seller Documents by Seller, the performance of the obligations of Seller hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the Other Seller Documents by Seller or the performance by Seller of its obligations hereunder and thereunder. This Agreement constitutes, and the Other Seller Documents to which Seller is a party, when executed and delivered, will constitute, legal, valid and binding obligations of the Seller, enforceable against it in accordance with their terms.


         3.3. No Conflicts, etc. The execution, delivery and performance by the Seller of this Agreement and the Other Seller Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under: (a) any Applicable Law applicable to the Seller or the Purchased Assets; (b) the articles of incorporation or bylaws or other organizational documents of the Seller; or (c) except as set forth in Schedule 3.3, which violations or defaults in each case would not have a material adverse effect on the Purchased Assets, the User Assets or the operation by the Purchaser of the Business, any Assumed Contract or other Material Contract, agreement or other instrument relating to the Business to which the Seller is a party or by which the Seller is bound.

         3.4. Litigation. Except as set forth on Schedule 3.4, there is no Action pending, or to the Seller's Knowledge threatened, against or relating to the Seller in connection with the Purchased Assets, the User Assets, the


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

Business or transactions contemplated by this Agreement nor does Seller know of any basis for the commencement of any such Action. Seller is not in default with respect to any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality, and there are no such orders, writs, injunctions or decrees in existence.

         3.5. Intellectual Property. Schedule 1.1(a) lists all of the Division's Intellectual Property used in connection with or related to the Business as currently conducted. Seller has the complete and unrestricted right to use and own, has good and marketable title to and has the exclusive right to assign its entire right, title and interest in and to all of the Division's Intellectual Property, each of such items is in full force and effect and such items are the only proprietary property used or necessary in connection with the Business as presently conducted and the same will be available for use by the Purchaser following the Closing on the same terms and conditions as currently used in the Business. Seller has not infringed, misappropriated or misused any patent, trademark, trade name, copyright (or application for any of the foregoing), trade secret, know-how or confidential information or data of any other Person. Seller has never received any claim, charge, complaint or notice alleging any such interference, infringement, misappropriation, conflict or violation, including any claim that the Business must license or refrain from using such rights of a third party. To Seller's Knowledge, there has been no infringement, misappropriation or misuse of any of the Division's Intellectual Property. The consummation of the transactions completed by this Agreement will not result in the loss or impairment of any the Division's Intellectual Property.

         3.6. Purchased Assets. The Purchased Assets constitute all of the assets used by Seller and the Division in the operation of the Business. The Equipment and Other Purchased Assets now being used by the Seller in the Business, whether leased or owned, are in good working order, repair and operating condition, and have been maintained in accordance with generally accepted industry practices. Except for the liens of University Bank and the lessors of the Equipment, as set forth on Schedule 3.6 (the "Liens," and the holders thereof the "Lienholders"), which Liens shall be discharged at Closing in accordance with the terms of Section 7.2 hereof, Seller has and will convey to the Purchaser at Closing good title to the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances.

         3.7. Material Contracts. Other than: (a) this Agreement and the other agreements and documents contemplated hereby, (b) any purchase order for services in the ordinary course of business; and (c) any other contract, agreement or commitment that: (i) by its terms, terminates, or may be terminated by the Seller without penalty within one year of the Closing Date and (ii) is in an amount less than $7,500.00, Schedule 3.7 hereto lists all of the written contracts relating to the Business (the "Material Contracts"). Except as set forth in the Schedule 3.7, no consent of any third party is required under any Material Contract as a result of or in connection with, and the enforceability of any Material Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or by the Other Seller Documents, and where the failure to obtain such consent would have a material adverse effect on the Purchased Assets, the User Assets or the operation by the Purchaser of the Business. A true, correct and complete copy of each Material Contract has been delivered to Purchaser.

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

         3.8. Compliance with Applicable Laws and Regulations. Seller has complied in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority applicable to it in the operation and ownership of the Business, including all Environmental Laws, which could result in liability of $10,000 or more. No notice, warning or information request has been received by the Seller with respect to any alleged violation or violation by the Seller of any such legal requirements.

         3.9. Permits and Licenses. Seller has obtained all permits, licenses, franchises and other authorizations necessary with respect to, and has complied with all laws applicable to, the conduct of the Business, and Seller has not engaged in any activity which would cause revocation or suspension of any such permits, licenses, franchises or authorizations. All such permits, licenses, franchises or authorizations are in full force and effect and no action or proceeding looking to or contemplating the revocation or suspension of any such permits, licenses, franchises or authorizations are pending or, to Seller's knowledge, threatened. A true, correct and complete copy of each permit, license, franchises and other authorization has been delivered to Purchaser.

         3.10. Employees; Labor Matters, etc. Schedule 3.10 contains a complete and accurate list of all of the Division's current employees, their respective dates of hire, salaries or hourly rates (as the case may be), annual bonuses (last paid or payable), if any, unused accrued vacation entitlements, and a list and total value of any other fringe benefits or incentive compensation paid or payable. Except as specifically set forth on Schedule 3.10, (a) no employee is subject to an employment agreement and (b) all employees are actively at work and no employee is currently on a leave of absence, layoff, suspension, workers compensation, short-term or long-term disability or otherwise not actively performing his or her work during all normally scheduled business hours. Schedule 3.10 contains a complete and accurate list, with respect to Seller and the Business, of each qualified beneficiary under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), who is either receiving or entitled to elect to receive continuation coverage pursuant to COBRA, the nature and date of each such COBRA qualifying event, the amount of the applicable monthly COBRA premium, and the date as of which the maximum COBRA period is scheduled to end in each case. Seller has no COBRA liability with respect to any individual other than individuals identified on Schedule 3.10.

         3.11. Employee Benefit Plans. Schedule 3.11 lists each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, whether or not terminated and whether or not funded, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Seller or any ERISA Affiliate contributes or is a party or is bound or under which it has or may have liability ("Employee Benefit Plans"). For purposes of this Agreement an "ERISA Affiliate" of the Seller means any corporation or unincorporated trade or business (including, without limitation, any partnership, limited liability company or sole proprietorship) that, together with the Seller, is considered a single employer within the meaning of Code
Section 414(b), (c), (m), (n) or (o). None of the Employee Benefit Plans is a/an, and the Seller does not otherwise have any liability with respect to any,
(i) employee benefit plan that is subject to Title IV of ERISA or is otherwise subject to the minimum funding requirements of ERISA or the Code; (ii)

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multiemployer plan as defined in Section 3(37) of ERISA; (iii) multiple-employer plan within the meaning of Section 413 of the Code; or (iv) employee benefit plan that provides health, life, disability or other welfare-type benefits to current or future retirees or current or future former employees except as required by COBRA or applicable state continuation coverage law. The Seller has made available to the Purchaser and the Parent true, correct and complete copies of all Employee Benefit Plans and all material documents pursuant to which such plans are maintained, administered and funded. Each Employee Benefit Plan has been maintained, administered and funded in compliance in all material respects with all applicable laws, including, without limitation, ERISA and the Code. There are no claims, suits, investigations or audits pending or threatened with respect to any of the Employee Benefit Plans (other than routine, undisputed benefit claims), no breaches or allegations of breach of fiduciary responsibility and no prohibited transactions have occurred with respect to any Employee Benefit Plan. No Employee Benefit Plan has any material unfunded liabilities.

         3.12.  Tax Matters.  Except as set forth on the attached Schedule 3.12:

                  (a) The Seller has filed all Tax Returns with respect to the Division and the Business which it is required to file under applicable laws and regulations, and all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations.

                  (b) Seller has paid all Taxes with respect to the Division and the Business due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party.

                  (c) Seller has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency with respect to the Division or the Business.

                  (d) Since March 31, 2003, Seller has not incurred any liability for Taxes with respect to the Division or the Business other than in the ordinary course.

                  (e) No foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to Seller with respect to the Division or the Business.

                  (f) Seller has not received from any foreign, federal, state or local taxing authority any written notice indicating an intent to open an audit or other review with respect to the Division or the Business.

                  (g) To Seller's knowledge there is no basis for any authority to assess any additional Taxes with respect to the Business for any period for which Tax returns have been filed. There is no dispute, audit, investigation, proceeding or claim concerning any liability with respect to Taxes of the Seller in connection with the Business either (i) claimed or raised by any authority in writing or (ii) to the Knowledge of Seller, threatened based upon contact with any such authority. The Seller is not a party to any

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action, proceeding, audit, investigation or inquiry by any government authority relating to Taxes, nor to the Knowledge of Seller is there any basis for the same, relating to Taxes, which could result in a liability to the Buyer.

          3.13. Assumed Contracts. Except as set forth on Schedule 3.13, which in any event would not have a material adverse effect on the Business, each Assumed Contract is legal, valid, binding and enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy or other laws affecting creditors' rights, or by general equity principles, and is in full force and effect on the date hereof. Such Assumed Contracts are fully performable by Seller in accordance with their terms and Seller has performed all obligations required to be performed by it to date under, and is not in default in respect of, any such Assumed Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except where such default would not have a material adverse effect on the Business. To Seller's knowledge, no other party to any such Assumed Contract is in default in respect thereof and no event has occurred which, with due notice of lapse of time or both, would constitute such a default, except where such a default would not have a material adverse effect on the Business, and otherwise there are no grounds for the termination or cancellation of such Contract by the Seller. No other party to an Assumed Contract has notified Seller that it intends to terminate or fail to renew any such Assumed Contract. Except as set forth in
Section 3.13, which failure to obtain such consent would not have a material adverse effect on the Business, the Assumed Contracts included in the Purchased Assets are assignable to Purchaser without the required consent of any other Person.

          3.14. No Undisclosed Liabilities. Except as and to the extent set forth on the attached Schedule 3.14 or reflected in the Financial Statements, and except for current liabilities incurred by Seller directly in connection with the operation of the Division in the ordinary course since March 31, 2003, and the Assumed Liabilities, Seller has no material debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing and which could affect, in any material way, the Division, the Business or the Purchased Assets. Except as set forth on the attached Schedule 3.14, Seller has no knowledge of any existing, proposed or threatened change that could have a material adverse impact on the Division or the Business or the future prospects of the Division or the Business.

          3.15. Share Acquisition. Seller is acquiring the Shares for its own account, for investment only, and not for the interest of any other, and not with the intention of, or a view toward, the resale, transfer or further distribution in violation of the Securities Act of 1933 (the "Act"). The Shares were not offered to Seller by means of: (a) an advertisement, article, notice, letter, circular or other communication published in any newspaper, magazine or similar medium or by other written communication or broadcast over television or radio; or (b) a seminar or meeting held pursuant to public invitation or announcement; or (c) any other form of general solicitation or advertising. Seller is an "accredited investor" as defined in ss2(15) of the Act and in Rule 501(a) promulgated under the Act. Seller can bear the economic risk (including loss of the entire investment) of the investment in Parent for an indefinite period of time without impairing its ability to provide for Seller in the same manner as that prior to acquiring the Shares. Seller, either alone or with its advisors, has such knowledge and experience in

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financial and business  matters that it is capable of evaluating  the merits and risks of this  investment.  Seller has reviewed the Parent's SEC Reports.
Seller has adequate means of providing for its current needs and contingencies and has no need for liquidity in this investment in Parent. Seller has relied, if at all, solely upon the advice of personal advisors with respect to the tax and other aspects of an investment in Parent and has not received or relied upon any representations, warranties or assurances of Parent, Purchaser or any of their representatives relating to the tax and other aspects of an investment in Parent. Seller understands that the Shares have not been registered under the Act, nor under any U.S. or foreign state or other blue sky or securities laws, and the Shares cannot be sold or otherwise transferred except pursuant to an effective registration or under such laws or in reliance upon an exemption therefrom. Seller acknowledges that a restrictive legend will be placed on the certificate evidencing the Shares to the effect that the Shares have not been registered and may not be sold or otherwise transferred until registered or in reliance upon an exemption.

         3.16. Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution or delivery by the Seller of this Agreement or any of the Other Sale Documents, the performance by the Seller of its obligations thereunder or the consummation by the Seller of the transactions contemplated hereby or thereby.

          3.17 No Untrue Statement. No representation or warranty made by Seller in this Agreement, nor any statement, certificate, exhibit, schedule or list furnished by Seller to Parent, or Purchaser pursuant hereto or in connection herewith and referred to herein, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

          3.18. Brokers, Finders, etc. Other than any obligation to pay a fee to Dennis Thrasher and/or Lord Amherst Advisors, which fee will be paid by Seller or Heintz, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Seller in such manner as to give rise to any valid claim against the Purchaser for any brokerage or finder's commission, fee or similar compensation, including without limitation any fees to Raymond James & Associates.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                           OF THE PURCHASER AND PARENT

         The Purchaser and Parent, jointly and severally, represent and warrant to the Seller as of the date of this Agreement as follows:

         4.1. Corporate Status. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Authorization, etc. The Purchaser and Parent have the requisite corporate power and authority to execute and deliver this Agreement, to perform fully their respective obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser and Parent of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Purchaser and Parent. This Agreement is a legal, valid and binding obligation of the Purchaser and Parent, enforceable against them in accordance with its terms.

         4.3. No Conflicts, etc. The execution, delivery and performance by the Purchaser and Parent of this Agreement and the Other Seller Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both): (a) any Applicable Law applicable to the Purchaser or Parent, (b) the certificate of incorporation or by-laws or other organizational documents of the Purchaser and Parent or (c) any material contract, agreement or other instrument to which the Purchaser and Parent are parties or by which the Purchaser or Parent are bound.

         4.4. Litigation. There is no Action pending, or to the Purchaser or Parent's Knowledge threatened, against or relating to the Purchaser or Parent or relating to the transactions contemplated by this Agreement or except as disclosed in the Parent's SEC Reports that would have a material adverse effect on the Purchaser's ability to satisfy the Assumed Liabilities.

         4.5. Validity of the Shares. The Shares, when issued, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will be free and clear of any liens, encumbrances or restrictions of any kind; provided, however, that the Shares may be subject to restrictions on transfer under state and federal securities laws and the Registration Rights Agreement.

         4.6. Securities Act Registration. Assuming that the representations and warranties of the Seller contained herein are true, the issuance of the Shares in the manner contemplated by this Agreement is exempt from registration under the Act and is exempt or will be exempt under applicable state securities or blue sky laws regulating the sale of securities.

         4.7. Available Funds. The Purchaser has funds available to satisfy the Assumed Liabilities in accordance with their terms.

         4.8. No Untrue Statement. No representation or warranty made by Purchaser or Parent in this Agreement, nor any statement, certificate, exhibit, schedule or list furnished by Purchaser or Parent to Seller pursuant hereto or in connection herewith and referred to herein, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

         4.9. Brokers, Finders, etc. All negotiations relating to this Agreement and the transaction contemplated hereby, have been carried on without the participation of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.

                                    ARTICLE V
                         OTHER COVENANTS AND AGREEMENTS

         5.1. Employees' Continued Employment. Nothing contained in this Agreement shall obligate Purchaser or Parent to employ any employees of the Division. Nothing contained in this Agreement shall confer upon any employee of the Division any right to continued employment after the Closing Date.

         5.2. Full Access. If, following the Closing Date, it is necessary that Purchaser or Seller obtain additional information relating to the Business for the period prior to the Closing Date in order to properly prepare documents or reports required to be filed with Governmental Authorities or financial statements, and such information is within the other party's possession, Purchaser or Seller, as applicable, will (at the requesting party's sole reasonable cost and expense) furnish or cause its representatives to furnish such information to the other party. Such information shall include, without limitation, all agreements between Seller and any Person relating to the Business.

         5.3. Transfer Tax. Seller has complied with the requirements of any state, city or local law, statute, ordinance, regulation or otherwise in any state, city or locality in which any of the Purchased Assets is located, which law, statute, ordinance or regulation imposes a sales tax, transfer, recording or gains tax and/or filing requirement in connection with the transfer of the Purchased Assets ("Transfer Taxes"). Seller shall pay all sums due under the Transfer Taxes in the manner required by law.

          5.4. Financial Statements. Seller has delivered to Purchaser and Parent audited financial statements for Seller for its fiscal year ended December 31, 2002, and unaudited financial statements for the three (3) months ended March 31, 2002 and March 31, 2003 (collectively, the "Financial Statements"). The Financial Statements: (i) have been prepared by Sloan and Associates, P.C.; (ii) present fairly in all material respects the financial position of the Company at such dates and the results of operations and cash flows for the respective periods ended on such dates; and (iii) were prepared in conformity with GAAP consistently applied, subject, in the case of interim statements, to the absence of footnotes and normal recurring year end adjustments. Purchaser and/or Parent shall pay all fees and expenses of Sloan and Associates, P.C. related to the preparation of the Financial Statements in an amount not to exceed $20,000.00.

         5.5. Continuing Employees. On the Closing Date, Seller shall terminate all of the Division's employees and the Purchaser shall offer employment to commence immediately on the Closing Date to all employees of the Seller who are employed immediately prior to the Closing Date and listed on
Schedule 3.10 ("Continuing Employees"), in substantially the same position held by them prior to the Closing and on terms and conditions that are, to the extent consistent with the Purchaser's existing employment terms, conditions and policies, comparable to those enjoyed by such employees prior to the Closing; provided, that the foregoing shall not limit any specific requirement herein as to coverage for Continuing Employees under specific plans or programs of the Purchaser.

         5.6. Health and Welfare Benefits. As of the Closing Date, the Purchaser shall commence coverage of Continuing Employees under any life insurance and disability plans, programs and arrangements that it then provides to its other employees on the same terms and conditions as are made available to Parent's employees generally. As of the day following the Closing, the Purchaser shall commence coverage of Continuing Employees under any medical, hospitalization and dental programs or arrangements that it then provides to its other employees; provided, that the Purchaser shall, to the extent permitted by such programs, waive any preexisting conditions exclusion or limitation otherwise applicable under its medical, hospitalization and dental plans. The Seller shall retain all liability for claims incurred prior to the Closing Date under its employee benefit plans and programs, including its medical, hospitalization and dental plans. The Purchaser shall assume all liability for claims incurred on or after the Closing Date under its employee benefit plans and programs, including its medical, hospitalization and dental plans. For purposes of this Section 5.6, a claim shall be considered incurred at the time goods or services are rendered in connection with a benefit covered under the particular plan.

         5.7. Discharge of Assumed Liabilities. Purchaser will discharge, before the same shall become delinquent, the Assumed Liabilities; provided, however, Purchaser shall not be required to discharge any Assumed Liability whose applicability or validity is being contested in good faith by appropriate proceedings and, if required by generally accepted accounting principles, for which adequate provision has been made.

         5.8. Advice of Change. Seller will promptly advise Purchaser in writing, upon obtaining knowledge, of: any event which occurred on or prior to the date of execution of this Agreement that is not disclosed herein and any event which occurs after the date of this Agreement, in each case that would, under this Agreement or any Exhibit or Schedule delivered pursuant hereto, have been required to be disclosed on the date of execution of this Agreement by Seller.

         5.9. Expenses. Except as set forth in this Section and Section 5.3 hereof, each of the Seller and the Purchaser will bear their respective obligations and expenses (including legal fees and expenses) incurred in connection with this Agreement or arising as a result of the transaction contemplated by this Agreement. Any and all transfer, documentary, sales, use, stamp, registration, value-added and other taxes and fees, including any penalties and interest thereon incurred in connection with this Agreement
(if any) shall be paid by the Purchaser when due.

        5.10 Services of Seller. (a) Following the Closing, Seller shall provide the following services to Purchaser and Parent:
        (i) Re-routing phone calls relating to the Business to such number as may be notified by Purchaser to Seller from time to time;

        (ii) Re-routing of e-mails to relating to the Business to such e-mail address as may be notified by Purchaser to Seller from time to time; and

        (iii) Providing on Seller's website a link for all inquiries related to CareNet and the business so that such inquiries are re-directed to Parent's website or such other website as may be notified by Purchaser to Seller from time to time.

         (b) Seller shall perform the foregoing services with the same degree of care, skill, confidentiality and diligence with which such services were provided to and with respect to the Division and the Business prior to the date of this Agreement.


                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1. Indemnification by Purchaser and Parent. Purchaser and Parent hereby agree, jointly and severally, to indemnify, defend and hold harmless Seller, Seller's officers, directors, shareholders, employees, independent contractors, agents, successors and assigns and Heintz (collectively, the "Seller Parties") from and against any and all Losses (as hereinafter defined) which any of the Seller Parties actually incur which are based on, the result of, arise out of or are otherwise related to any of the following:

                  (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Purchaser contained in, this Agreement, any of the Other Sale Documents or any certificate, schedule, exhibit list or other instrument to be furnished by Purchaser or Parent to Seller pursuant to this Agreement or any of the Other Sale Documents;

                  (b) any breach or failure of Purchaser or Parent to perform any covenant or agreement required to be performed by it pursuant to this Agreement or any of the Other Sale Documents;

                  (c) the use and operation of the Purchased Assets and/or the Business from and after the Closing Date; and

                  (d)      the Assumed Liabilities.

          For purposes of this Article 6, the term "Losses" shall mean all damages, costs and expenses (including reasonable attorneys' and consultants' fees) of every kind, nature or description, it being the intent of the parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred.

          6.2. Indemnification by Seller and Heintz. Seller and Heintz hereby agree, jointly and severally, to indemnify, defend and hold harmless Purchaser and Parent and their respective officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the "Purchaser Parties") from and against any and all Losses which any of the Purchaser Parties actually incur which are based on, the result of, arise out of or are otherwise related to any of the following:

                  (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Seller contained in, this Agreement, any of the Other Sale Documents or any certificate, schedule, list or other instrument to be furnished by Seller to Purchaser or Parent pursuant to this Agreement or any of the Other Sale Documents;

                  (b) any breach or failure of Seller or to perform any covenant or agreement required to be performed by Seller pursuant to this Agreement or any of the Other Sale Documents;

                  (c) any Excluded Liability, or Seller's failure to perform, pay and discharge any Excluded Liability prior to or following the Closing; and

                  (d) the operation of the Division and the Business by Seller for the period prior to the Closing.

          6.3.  Minimization  of  Indemnities.   Each  Party  shall  use
reasonable efforts to minimize the indemnification obligations of the other Party under this Article 6 by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation.

         6.4. Limitations on Indemnification. Neither Purchaser and Parent on the one hand nor Seller and Heintz on the other hand shall be liable to the other for any claim for indemnifiable damages unless the aggregate of all Losses exceeds Twenty-Five Thousand Dollars ($25,000.00), whereupon such Party shall be liable for the amount of all Losses incurred by the Party claiming indemnification (the "Claimant"); provided, however, that the aggregate amount of monetary damages for which either party shall be liable under this Agreement with respect to the transactions contemplated hereunder shall in no event exceed an amount equal to the Purchase Price. Notwithstanding the foregoing sentence, no Claimant shall be subject to the limitations set forth in this Section 6.4 in seeking indemnification from an indemnifying party for (i) fraud, willful or intentional misrepresentations, (ii) Purchaser's failure to perform, pay and discharge any Assumed Liability following the Closing, (iii) Seller's failure to pay or discharge the Excluded Liabilities; and (iv) Seller's breach of the representation and warranties contained in
Section 3.6 hereof.

         6.5. Claims for Indemnification. The Parties intend that all indemnification claims hereunder be made as promptly as practicable by the Claimant. Whenever any claim arises for indemnification hereunder the Claimant will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Third Party Claim), the notice to the Indemnifying Party will specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The failure to so notify the Indemnifying Party shall not constitute a waiver of such claim but a Claimant shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of the Claimant to give such notice. The Indemnifying Party shall have the right (without prejudice to the right of any Claimant to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following notice thereof of such claim by the Claimant or such shorter time period as required so that the interests of the Claimant would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an Indemnifying Party and a Claimant and the Claimant shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Claimant, the Claimant shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. If the Indemnifying Party does not so choose to defend or prosecute any such claim asserted by a third party for which a Claimant would be entitled to indemnification hereunder, then the Claimant shall be entitled to recover from the Indemnifying Party, on a monthly basis, all of its attorneys' reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an Indemnifying Party pursuant to this paragraph, the Claimant shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld). In the event that the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall have the right to dispute and defend such Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Except as otherwise provided herein, the Claimant will not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Claimant is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it will deliver, within twenty (20) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If timely notice of objection is not delivered or if a claim by an Claimant is admitted in writing by an Indemnifying Party, the Claimant, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Claimant or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or contemplated by this Agreement. The Indemnifying Party and the Claimant shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The Claimant shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 6.1 or
Section 6.2, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph 6.5.

                                   ARTICLE VII
                               CLOSING DELIVERIES

         7.1. Seller's Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Parent and/or Purchaser the following:

                  (a) Good and marketable title to the Purchased Assets free and clear of any and all Encumbrances other than the Liens to be discharged at Closing and the Permitted Encumbrances;

                  (b) A Warranty Bill of Sale, in substantially the form attached to this Agreement as Exhibit C;

                  (c) Forms UUC-3 or such other termination statements terminating the Liens upon payment to the Lienholders of the amounts set forth on Schedule 3.6 hereto or authorization by the Lienholders to Purchaser, Parent or their designees to file of such termination statements upon the payment of such amounts;

                  (d)      The Registration Rights Agreement;

                  (e) The non-compete agreements between each of Seller, Heintz and Lindbert and Purchaser and parent substantially in the form attached to this Agreement as Exhibit D, pursuant to which Seller, Heintz and Lindbert shall agree not to compete with Purchaser in the conduct of the Business after the Closing Date (the "Non-Compete");

                  (f)      The  release  by  the  officers, directors and
employees  of  Seller  (the  "Releasing   Parties")  substantially  in the form
attached to this Agreement as Exhibit E (the "Release"), pursuant to which the Releasing Parties shall agree to release any and all claims against Purchaser and Parent with respect to any amounts owing to them by Seller;

                  (g) The license agreement between Purchaser and Seller for Seller's Managepoint software substantially in the form attached to this Agreement as Exhibit F (the "License Agreement");

                  (h) The employment agreement with Jennifer Lindbert, a current employee of Seller substantially in the form attached to this Agreement as Exhibit G (the "Employment Agreement");

                  (i) The consulting agreement between Heintz and Purchaser substantially in the form attached to this Agreement as Exhibit H (the "Consulting Agreement");

                  (j) The sublease between Seller and Purchaser substantially in the form attached to this Agreement as Exhibit I (the "Lease");

                  (k) A certificate signed by Seller's President setting forth the Pre-Billed Amount;

                  (l) Certified copies of the resolutions by which the corporate action on the part of Seller and the Division necessary to approve this Agreement and the transactions contemplated hereby were taken;

                   (m) Incumbency certificates signed by a duly authorized officer of Seller certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

                  (n) Long form good standing certificates of Seller issued by the Michigan Department of Consumer and Industry Services and any jurisdiction in which either of them is qualified to do business, each dated as of a date within seven (7) days prior to the Closing Date;

                  (o) The articles of incorporation of Seller, certified as of a date no more than seven (7) days prior to the Closing Date by the Michigan Department of Consumer and Industry Services, and the bylaws of Seller, certified by its Secretary;

                  (p) The opinion of Jaffe, Raitt, Heuer & Weiss, P.C., counsel to Seller; and

                  (q) Such other documents or instruments as the Purchaser or Parent may reasonably request to effect the transactions contemplated by this Agreement.

         7.2. Purchaser's and Parent's Deliveries. At the Closing, Purchaser and Parent shall deliver or cause to be delivered to Seller the following:

                  (a) The Purchase Price, the Cash Payment portion of which shall be paid:

                           (i)   [$99,547.00] to University Bank;

                           (ii)  $24,054.00 to De Lage Landen Operational
Services, LLC; and

                           (iii) the balance of the Cash Payment to the Seller;

                  (b) A payment to Sloan and Associates, P.C., in the amount of $20,000.00;

                  (c)      The Registration Rights Agreement;

                  (d)      The Non-Compete;

                  (e)      The License Agreement;

                  (f)      The Employment Agreement;

                  (g)      The Consulting Agreement;

                  (h)      The Lease;

                  (i) Certified copies of the resolutions by which the corporate action on the part of Purchaser and Parent necessary to approve this Agreement and the transactions contemplated hereby were taken;

                  (j) Incumbency certificates signed by a duly authorized officer of Purchaser and Parent certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

                  (k) Long form good standing certificates of Purchaser and Parent issued by the Delaware Secretary of State and any jurisdiction in which either of them is qualified to do business other than any jurisdiction where the failure to be so qualified would not have a material adverse effect on Parent and its subsidiaries, taken as a whole. Each dated as of a date within seven (7) days prior to the Closing Date;

                  (l) The articles of incorporation of Purchaser and Parent, certified as of a date no more than seven (7) days prior to the Closing Date by the Delaware Secretary of State, and the bylaws of Purchaser and Parent, certified by their respective Secretaries;

                  (m) The opinion of Kramer, Coleman, Wactlar & Lieberman, P.C., counsel to Purchaser; and

                  (n) Such other documents or instruments as Seller may reasonably request to effect the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1.     [Intentionally Omitted]

         8.2. Severability. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

         8.3. Notices. All notices, requests, demands, waivers and other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by registered or certified mail, return receipt requested, postage prepaid or (iii) sent by next-day or overnight mail or delivery to the applicable address set forth below.

If to Purchaser:                      Copy to:

Creative Socio-Medics, Inc.           Kramer, Coleman, Wactlar & Lieberman, P.C.
Attn:  James Conway                   Attn:  Nancy D. Lieberman, Esq.
146 Nassau Avenue                     100 Jericho Quadrangle
Islip, NY 11751                       Jericho, NY 11753
                                      Fax:  (516) 822-4824

If to Parent:                         Copy to:

Netsmart Technologies, Inc.           Kramer, Coleman, Wactlar & Lieberman, P.C.
Attn:  James Conway                   Attn:  Nancy D. Lieberman, Esq.
146 Nassau Avenue                     100 Jericho Quadrangle
Islip, NY 11751                       Jericho, NY 11753
                                      Fax:  (516) 822-4824

If to Seller:                                  Copy to:

Shuttle Data Systems Corp.                     Jaffe, Raitt, Heuer & Weiss, P.C.
d/b/a Adia Information Management Corp.        Attn:  Mr. Peter Sugar, Esq.
Attn:  Mr. Steven Heintz, Jr., President       One Woodward Ave, Suite 2400
220 E. Huron, Suite 500                        Detroit, MI 48226
Ann Arbor, MI 48104                            Fax:  (313) 961-8358

or, in each case, at such other address as may be specified in writing to the other Party.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the date after such delivery, (ii) if by certified or registered mail, on the seventh business day after the mailing thereof or (iii) if by next-day or overnight mail or delivery, on the day delivered, provided, however, an additional copy is also sent by telecopy (with confirmation of receipt).

         8.4. Entire Agreement. This Agreement, the schedules and exhibits attached to this Agreement, and the Other Sale Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

         8.5. Counterparts. The Parties may execute this Agreement in separate counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

         8.6. Governing Law, etc. This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to its conflict of principles.

         8.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

         8.8. Assignment. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party.

         8.9. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns.

         8.10. Press Releases and Public Announcements. Neither Seller nor Heintz shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Parent (such approval not to be unreasonably withheld), except as required by applicable law. The Parties shall jointly prepare any press release or other public announcement to be issued upon the execution of this Agreement and/or at Closing.

         8.11. Amendment, Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought.
Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

         8.12. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect the meaning or interpretation of any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         8.13. No Strict Construction; Interpretation. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Person.

         8.14. Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated by reference and made a part of this Agreement

                                   ARTICLE IX
                                   DEFINITIONS

         9.1.     Definition  of  Certain  Terms.  The terms  defined  in this
Section 10.1, whenever used in this Agreement (including in the schedules and exhibits), shall have the respective meanings indicated below for all purposes of this Agreement:

                  "Action" means any action, suit, arbitration or proceeding by or before an Governmental Authority, whether criminal, civil, regulatory or otherwise.

                  "Agreement" means this Asset Purchase Agreement, including the attached Exhibits and Schedules.

                  "Applicable  Law"  means  all  applicable  provisions  of  all
(i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and (ii) Governmental Approvals.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Consents" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license exemption or order of, registration, certificate, declaration of filing with, or report or notice to, any person, including, but not limited to any Governmental Authority.

                  "Encumbrances" means mortgages, liens, encumbrances, security interests, claims, charges, or other legal or equitable encumbrances and any other matters affecting title (including, in the case of real property, rights-of-way, easements and encroachments).

                  "Governmental Approval" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice with or to any Governmental Authority.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or Instrumentality of the United States, any State of the United States or any political subdivision, thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

                  "Known" or "Knowledge" means the actual personal knowledge, without independent investigation, of an individual employed by a Party for whom a significant portion of his or her duties relates to matters as to which the applicable representation or warranty is made hereunder.

                  "Parent's SEC Reports" shall mean the Report on Form 10-K for the Parent's fiscal years ended December 31, 2002 and 2003, Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, September 30, 2002 and March 31, 2003, proxy statements dated January 22, 2002 and November 14, 2002 and Reports on Form 8-K dated May 14, 2002, June 18, 2002 and August 6, 2002.

                  "Permitted Encumbrances" means liens for taxes, assessments and governmental charges or liens which are not yet due.

                  "Pre-Billed Amount" means the pro rata amount of all invoices billed by the Division with respect to services to be performed by the Division for the periods following the Closing Date, such pro rata amount shall be equal to the total amount of an invoice multiplied by a fraction, the numerator of which is the number of days in the billing period after the Closing Date, and the denominator of which is the total number of days in the billing period.

                  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

                  "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, franchise, withholding, social security, unemployment, disability, real property, personal property, sales, use or transfer tax, value added tax, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Users" means any organization or individual using the Division's Intellectual Property, including the CareNet Network, and/or any organization or individual licensed by Seller to use the Division's Intellectual Property, including the CareNet Network.

                  "User Assets" means the tangible and intangible assets of the Users which are in the care, custody and control of Seller and are used by Seller to provide the Users access to the CareNet Network or to the Division's Intellectual Property. A complete list of the User Assets is set forth on Schedule 1.4.

         9.2. Additional Terms. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term including as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Section, paragraph, clause, Exhibit and Schedule references contained in this Agreement are references to sections, clauses and schedules in or to this Agreement, unless otherwise specified.

          IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first above written.

                                       "SELLER"

                                       SHUTTLE DATA SYSTEMS CORP., a
                                       Michigan corporation, d/b/a ADIA
                                       INFORMATION MANAGEMENT CORP.

                                       By:
                                          ------------------------------------

                                       Its:
                                          ------------------------------------


                                       "HEINTZ"


                                          ------------------------------------

                                           STEVEN HEINTZ, JR.


                                       "PURCHASER"
                                       CREATIVE SOCIO-MEDICS CORP.


                                        By:
                                           -----------------------------------

                                        Its:
                                           -----------------------------------


                                        "PARENT"

                                        NETSMART TECHNOLOGIES, INC.
                                        a Delaware corporation


                                        By:
                                           ----------------------------------

                                        Its:
                                           ----------------------------------

                             EXHIBITS AND SCHEDULES


Exhibit A  -   Promissory Note
Exhibit B  -   Registration Rights Agreement
Exhibit C  -   Warranty Bill of Sale
Exhibit D  -   Non-Compete Agreement
Exhibit E  -   Release
Exhibit F  -   License Agreement
Exhibit G  -   Employment Agreement
Exhibit H  -   Consulting Agreement
Exhibit I  -   Lease

Schedule 1.1(a)   Division's Intellectual Property
Schedule 1.1(b)   Service Agreements
Schedule 1.1(d)   Public Health Contracts
Schedule 1.1(e)   Equipment
Schedule 1.5   User Assets
Schedule 3.3   Conflicts
Schedule 3.4   Litigation
Schedule 3.6   Liens
Schedule 3.7   Material Contracts
Schedule 3.9   Permits/Licenses
Schedule 3.10  List of Employees
Schedule 3.11  Employee Benefit Plans
Schedule 3.12  Tax Matters
Schedule 3.13  Assumed Contracts/Consents
Schedule 3.14  No Undisclosed Liabilities